Exhibit 10.1
September 15, 2005
Charles Berger
Dear Charles,
I am pleased to extend you an offer of employment with ScanSoft, Inc. (“ScanSoft”) on the terms set forth in this letter, contingent on the closing of the acquisition of Nuance Communications (“Nuance”) by ScanSoft (the “Merger”). If you accept the terms of this offer letter, your employment with ScanSoft will commence immediately following the Closing Date, concurrent with the termination of your employment with Nuance. As part of a corporate reorganization associated with the acquisition of Nuance, your employment with ScanSoft will terminate on December 15, 2005 or such earlier date as ScanSoft may determine (the “Termination Date”). This letter agreement will become effective at the Effective Time of the Merger.
During the period from the date the Merger is consummated (the “Closing Date”) through the Termination Date (the “Transition Period”), you will be employed by ScanSoft and asked to assist with specific integration activities to ensure the success of the acquisition and allow for an orderly transition of your duties.
You will be appointed to serve as a member of the ScanSoft Board of Directors as of the Closing Date. You understand that you will not be eligible to receive an initial option grant upon your appointment to the Board of Directors and you will not be eligible to receive an annual option grant made to members of the Board of Directors, if applicable, until January, 2007, at the earliest. Provided you are otherwise eligible, you will be entitled to receive regular Board of Directors fees beginning after the Termination Date and the annual cash retainer beginning in July, 2006.
During the Transition Period, your base salary will continue to be $11,458.33, paid on a semi-monthly basis, which annualized is $275.000.00. You will also be paid an enhanced severance incentive of 100% of your current annual target incentive bonus (which is $178,750.00), prorated to reflect the Transition Period (the “Pro-rated Target Bonus”), if you continue to use reasonable efforts to complete and successfully achieve the duties assigned to you by ScanSoft during the Transition Period. The Pro-Rated Target Bonus will be payable to you on the Termination Date.
You will be granted shares of restricted stock of ScanSoft covering that number of shares of ScanSoft common stock having an aggregate value of $250,000 based on the closing market price of ScanSoft common stock on the first day of your ScanSoft employment. The restricted stock award will vest upon termination of your employment in recognition of your accomplishments of the following transition goals: (i) completion of integration, including financial processes and systems, research and development and sales functions, (ii) streamlining of the entity/subsidiary structures, (iii) assurance of cost synergies, and (iv) joint work with Paul Ricci to solidify directory assistance strategy and execution.

You will also continue to vest in your unvested Nuance options during the Transition Period and during your tenure with the Board of Directors of ScanSoft that are assumed in connection with the Merger at the same rate (after taking into account the option exchange ratio provided for in the Merger Agreement (as defined below) at which your Nuance options vested prior to the Merger, subject to your continued employment and service as a director with ScanSoft. For example, if you vested as to 8,000 shares per month with respect to your Nuance options before the Merger, you will continue to vest as to the same number of shares per month following the Merger, but such number will be adjusted to reflect the option exchange ratio provided for in the Merger Agreement (as defined below).
As a full-time employee during your transition, you will be eligible for our comprehensive benefits package, as communicated. Please note that the Nuance medical, dental, and flexible spending plans will remain in effect through December 31, 2005, after which time the new programs will be communicated and your eligibility for enrollment will occur. The new programs will provide benefits in accordance with the terms set forth in the Agreement and Plan of Merger by and among ScanSoft, Nova Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of ScanSoft, and Nuance Communications, Inc, a Delaware corporation, dated as of May 9, 2005 (the “Merger Agreement”).
Additionally, in connection with your employment by ScanSoft, you and ScanSoft agree to the following schedule for payments of benefits that become payable to you pursuant to the employment agreement between you and Nuance dated March 31, 2003, as amended May 6, 2005, (“Employment Agreement”):
•	Accelerated vesting of outstanding Nuance stock options or stock purchase rights pursuant to Section 3.9(b) or 4.3(a) of the Employment Agreement will occur at the Effective Time of the Merger, on the condition that you deliver a signed and effective general release of claims, in the form provided to you by ScanSoft and attached hereto as Exhibit A, and enter into a post-termination non-solicitation agreement.

•	The cash severance payable pursuant to Section 4.3(a) of the Employment Agreement will be paid in a lump sum on the first payroll date following the date your signed general release described in the preceding sentence cannot be revoked. You will also be entitled to ScanSoft-paid insurance coverage following the Termination Date pursuant to Section 4.3of the Employment Agreement.
During the Transition Period, you will continue to perform services at your current principal place of employment, subject to normal business travel as may be required from time to time. The terms of your Employment Agreement remain unchanged except to the extent expressly modified pursuant to this letter agreement.
ScanSoft is an employment-at-will employer, and this means that either you or ScanSoft are free to terminate your employment at any time for any reason. Each Employee Proprietary Information and Inventions Agreement in effect during your employment with Nuance shall carry forward in the new organization. If you have further questions regarding our offer of employment, the transition process or benefit programs please contact Erin DeStefano, Manager of Organizational Planning & Integration, at 781-565-5308.
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Please indicate your acceptance of this offer by signing and returning this offer letter to me no later than 8:00pm EST on September 15, 2005.
Accepted and Agreed: /s/ Charles W. Berger
Date: September 16, 2005
Sincerely,
Dawn Fournier
Vice President of Human Resources

cc:	Employee File